Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Robert J. Whelan Chief Financial Officer (617) 912-4220 www.bostonprivate.com

Boston, MA, April 27, 2005– Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) today reported first quarter 2005 earnings of $0.32 per diluted share, up 28% compared to $0.25 per diluted share for the first quarter 2004. Cash earnings for the first quarter 2005 increased $0.06, or 19%, per diluted share to $0.37 versus $0.31 for the first quarter 2004.

Highlights

•	Net Income for the first quarter 2005 was up 29% to $9.3 million, compared to net income of $7.2 million a year ago.

•	Deposits increased $756 million, or 39%, from March 31, 2004 to March 31, 2005.

•	Loans increased $526 million, or 29%, from March 31, 2004 to March 31, 2005.

•	Assets under management and advisory, for consolidated affiliates, increased $4.4 billion, or 30%, from March 31, 2004 to March 31, 2005.

•	First quarter 2005 audit expenses of $580 thousand required for Sarbanes-Oxley certification of internal controls reduced diluted earnings per share by approximately $0.01.

•	Linked quarter net interest income increased 4% or $1.0 million, to $26.4 million.

•	Net interest margin increased 7 basis points to 3.68% from the fourth quarter level of 3.61%.

•	Increased volume of earning assets contributed $730 thousand, or 72%, to the increase of net interest income.

•	Increased rates contributed $281 thousand, or 28%, to the increase of net interest income.

•	Linked quarter increase in Wealth Advisory fees of $2.7 million, or 138%.

•	Acquisition of KLS Professional Advisors in December 2004 contributed $2.6 million of the increase.

•	Organic growth of RINET accounted for $100 thousand of the increase.

•	The Company also announced the continuation of its quarterly cash dividend to shareholders of $0.07 per share.

Timothy L. Vaill, Chairman and Chief Executive Officer, said, “Boston Private started 2005 with strong growth in each of the Company’s businesses: private banking, wealth advisory, and investment management. The increase in net income was due to organic growth as well as the strategic acquisitions that were completed in 2004. The increase in net income in the first quarter of 2005 was accomplished despite the decline in the financial markets, which demonstrates the benefits of our diversified business, and despite unforeseen additional Sarbanes-Oxley compliance and audit expenses. With the recent announcement of the signing of a definitive agreement to acquire Gibraltar Financial Corporation and the continued growth of the Company’s businesses, I am optimistic about the future of the Company’s earnings growth.”

First Quarter 2005 Results

Boston Private’s revenues increased 35% to $58.4 million for the first quarter 2005, over revenues of $43.3 million for the first quarter 2004. This increase was due to growth achieved in each of the Company’s businesses: private banking, wealth advisory and investment management. Excluding the four new companies that were acquired in 2004, revenues for the first quarter of 2005 would have been $43.9 million as compared to $38.5 million for the first quarter of 2004, an increase of $5.4 million or 14%.

The Company’s net interest income increased 38% or $7.3 million for first quarter 2005 compared to first quarter 2004. The increase in net interest income in the first quarter of 2005 versus the first quarter of 2004 was due to increased volume of earning assets, which contributed $6.4 million, and rate increases which contributed $922 thousand. Boston Private’s net interest margin increased 7 basis points to 3.68% in the first quarter 2005 compared to 3.61% in the fourth quarter 2004. Excluding the impact of trust preferred interest expense, the consolidated core net interest margin was 3.86% in the first quarter 2005 as compared to 3.77% in the fourth quarter of 2004.

Boston Private’s loan portfolio achieved strong growth in the first quarter of 2005 with commercial loans up 33% and residential loans up 25% over the prior year. Commercial loans totaled $1.4 billion and represented 61% of the combined loan portfolio. Residential loans totaled $823 million and represented 35% of the total portfolio. Combined, the loan portfolio grew 29% over the past twelve months. This loan growth was supported by growth in deposits, which increased $756 million, or 39%, to $2.7 billion over the March 31, 2004 balance.

In Boston Private’s wealth advisory business, fee income increased $2.6 million to $4.6 million for the first quarter of 2005. The increase from the first quarter of 2004 was primarily due to the acquisition of KLS Professional Advisors. Investment management fee income for the first quarter 2005 totaled $25.1 million, up 26% over first quarter 2004. Assets under management and advisory increased 30% to $19.3 billion at March 31, 2005 from $14.9 billion at March 31, 2004. Including the Company’s unconsolidated affiliates, total assets under management and assets under advisory increased 29% to $21.1 billion over the prior year. Organic net new sales were $404 million in the first quarter, representing an annualized growth rate of 8%. Market action, or the general depreciation in the market prices of securities, resulted in a decrease of $443 million in assets under management and advisory during the first quarter of 2005.

Operating expenses were $42.4 million for the first quarter 2005, up 35% over the first quarter 2004. The main drivers of operating expense growth were operating expenses of the acquired affiliates, incentive compensation and investments in new business initiatives. Included in operating expenses in the first quarter of 2005 were approximately $580 thousand in audit expenses required for Sarbanes-Oxley certification of internal controls.

Strategic Expansion Developments

On April 19, 2005, Boston Private announced the signing of a definitive agreement to acquire Gibraltar Financial Corporation, which is the parent company of Gibraltar Bank, FSB. Gibraltar Bank has approximately $970 million in total assets, and conducts a private banking and wealth management business through five locations in Southeast Florida. The transaction is expected to close in the fourth quarter 2005 and be accretive within 12-18 months.

Dividend Payment Continues

Concurrent with the release of the first quarter 2005 earnings, the Board of Directors of Boston Private Financial Holdings declared a cash dividend to shareholders of $0.07 per share, reflecting the quarterly earnings performance. The record date for this dividend is May 2, 2005 and the payment date is May 16, 2005.

Cash Earnings

Boston Private calculates its cash earnings by adjusting net income to exclude significant nonrecurring items, and net amortization of intangibles and tax benefits related to purchase accounting. The Company provides this information to permit investors to compare Boston Private with similar companies that have not made acquisitions. (A detailed reconciliation table is attached.)

Conference Call

Management will host a conference call to review the Company’s financial performance and business developments on April 28, 2005 at 9 a.m. Eastern time. Interested parties may join the call by dialing 800-867-0731 and the password required is “Boston”. The call will be simultaneously web cast and may be accessed on the Internet by linking through www.bostonprivate.com, www.prnewswire.com, or Yahoo! Finance. A continuous telephone replay will be available beginning at 11:30 a.m. Eastern time. The replay telephone number is 800-388-9064.

Boston Private Wealth Management Group

Boston Private is a financial services company which owns independently-operated affiliates located in key geographic regions of the U.S. Boston Private’s affiliates offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company’s strategy is to enter new markets primarily through selected acquisitions, and then expand its wealth management business by way of organic growth. It makes investments in mid-size firms in demographically attractive areas, forming geographic clusters that represent the firm’s core competencies. Boston Private provides continuing assistance to its affiliates with strategic matters, marketing, compliance and operations. For more information about Boston Private, visit the company’s web site at www.bostonprivate.com.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of charges and expenses related to the consummation of mergers and acquisitions and costs related to the integration of merged entities, as well as excluding other significant gains or losses that are unusual in nature, and are calculated on a fully taxable equivalent income basis. Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, but are not limited to, prospects for long term financial performance, the impact on the Company’s results of improved market conditions and prevailing and future interest rates, prospects for growth in balance sheet assets and assets under management and advisory and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond Boston Private’s control and could cause actual results to differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, among others, adverse conditions in the capital markets and the impact of such conditions on Boston Private’s investment advisory activities; continued or increased interest rate compression which may adversely impact net interest income; competitive pressures from other financial institutions which, together with other factors, may affect the Company’s growth and financial performance; the effects of national and local economic conditions; and the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; as well as the other risks and uncertainties detailed in Boston Private’s Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. Boston Private does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.